 Back to Form 8-K

Exhibit 10.2

EXECUTION COPY
PLEDGE AND SECURITY AGREEMENT

THIS PLEDGE AND SECURITY AGREEMENT (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Security Agreement”) is entered into as of August 1, 2011 by and among WELLCARE HEALTH PLANS, INC., a Delaware corporation (“Parent”), THE WELLCARE MANAGEMENT GROUP, INC., a New York corporation (“WMG” and together with Parent, the “Borrowers”), the Subsidiaries of Parent listed on the signature pages hereto (together with the Borrowers, the “Initial Grantors,” and together with any additional Subsidiaries, whether now existing or hereafter formed or acquired which become parties to this Security Agreement from time to time, in accordance with the terms of the Credit Agreement (as defined below), by executing a Supplement hereto in substantially the form of Annex I, the “Grantors”), and JPMORGAN CHASE BANK, N.A., a national banking association, in its capacity as administrative agent (the “Administrative Agent”) for itself and for the Secured Parties (as defined in the Credit Agreement identified below).

PRELIMINARY STATEMENT

The Borrowers, the Administrative Agent and the Lenders are entering into a Credit Agreement dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  The Grantors are entering into this Security Agreement in order to induce the Lenders to enter into and extend credit to the Borrowers under the Credit Agreement.

ACCORDINGLY, the Grantors and the Administrative Agent, on behalf of the Secured Parties, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1.           Terms Defined in the Credit Agreement.  All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

1.2.           Terms Defined in UCC.  Terms defined in the UCC which are not otherwise defined in this Security Agreement are used herein as defined in the UCC.

1.3.           Definitions of Certain Terms Used Herein.  As used in this Security Agreement, in addition to the terms defined in the Preliminary Statement, the following terms shall have the following meanings:

“Accounts” shall have the meaning set forth in Article 9 of the UCC.

“Article” means a numbered article of this Security Agreement, unless another document is specifically referenced.

“Chattel Paper” shall have the meaning set forth in Article 9 of the UCC.

“Collateral” shall have the meaning set forth in Section 2.1 hereof.

“Collateral Records” shall mean books, records, ledger cards, files, correspondence, customer lists, supplier lists, blueprints, technical specifications, manuals, computer software and related documentation, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary in the collection thereof or realization thereupon.

“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Commercial Tort Claims” means those certain commercial tort claims, as defined in the UCC of any Grantor, including each commercial tort claim specifically described in Exhibit “F”.

“Control” shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.

“Copyright Licenses” means all agreements to which a Grantor is a party, whether written or oral, providing for the grant by or to any Grantor of any right under any Copyright.

“Copyrights” means:  (a) all copyrights, copyright registrations, and copyright applications; (b) all extensions, restorations and reversions of any of the foregoing; (c) the right to sue, and to collect damages or payments, for past, present, and future infringements of any of the foregoing; and (d) all rights corresponding to any of the foregoing throughout the world.

“Deposit Account Control Agreement” means an agreement, in form and substance satisfactory to the Administrative Agent, among any Loan Party, a banking institution holding such Loan Party’s funds, and the Administrative Agent with respect to collection and Control of all deposits and balances held in a deposit account maintained by any Loan Party with such banking institution.

“Deposit Accounts” shall have the meaning set forth in Article 9 of the UCC.

“Documents” shall have the meaning set forth in Article 9 of the UCC.

“Equipment” shall have the meaning set forth in Article 9 of the UCC.

“Excluded Account” shall mean any Deposit Account or Securities Account: (i) the funds in which are used, in the ordinary course of business, solely for the payment of salaries and wages, workers’ compensation, pension benefits and similar expenses or taxes related thereto, (ii) used, in the ordinary course of business, solely for daily accounts payable and that has an ending daily balance of zero, (iii) constituting pledges or deposits permitted by Section 6.02 of the Credit Agreement and (iv) the aggregate balance of which does not exceed $250,000 individually on an average 12 month basis.

“Excluded Assets” shall mean assets not required to be pledged or otherwise secured as expressly described in the definition of Guarantee and Collateral Requirement as set forth in the Credit Agreement.

“Excluded Security” shall mean any Equity Interest or other security (i) representing voting Equity Interests in a Foreign Subsidiary in excess of, or other than, 65% of all voting Equity Interests in such Foreign Subsidiary, (ii) in a Subsidiary that is not held directly by a Loan Party, (iii) of any Immaterial Subsidiary, (iv) constituting Margin Stock; (v) any interest in a joint venture or non-wholly owned Subsidiary to the extent and for so long as the attachment of the security interest created hereby therein would violate any joint venture agreement, organization document, shareholders agreement or equivalent agreement relating to such joint venture or non-wholly owned Subsidiary that was entered into for legitimate and customary business reasons; and (vi) any shares of stock or debt to the extent and for so long as the pledge of such shares of stock or debt (x) is prohibited by applicable law or regulation and such prohibition is not overridden by applicable law or regulation or (y) requires any Necessary Regulatory Approval that has not been obtained.

“Exhibit” refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.

“General Intangibles” shall have the meaning set forth in Article 9 of the UCC and, in any event, includes payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill (including the goodwill associated with any Trademark), Patents, Trademarks, Copyrights, URLs and domain names, other industrial or Intellectual Property or rights therein or applications therefor, whether under license or otherwise, programs, programming materials, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, including the Intellectual Property Licenses, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, pension plan refunds, pension plan refund claims, insurance premium rebates, tax refunds, and tax refund claims, interests in a partnership or limited liability company which do not constitute a security under Article 8 of the Code, and any other personal property other than Commercial Tort Claims, money, Accounts, Chattel Paper, Deposit Accounts, Goods, Investment Property, negotiable Collateral, and oil, gas, or other minerals before extraction.

“Goods” shall have the meaning set forth in Article 9 of the UCC.

“Instruments” shall have the meaning set forth in Article 9 of the UCC.

“Intellectual Property” means all Patents, Trademarks, Copyrights and any Trade Secrets.

“Intellectual Property Licenses” shall mean, collectively, the Copyright Licenses, Patent Licenses, Trademark Licenses and Trade Secret Licenses, in each case including (a) all income, royalties and payments now or hereafter due or payable under and with respect thereto and (b) all rights to sue, and to collect damages or payments, for past, present, and future breaches thereof.

“Inventory” shall have the meaning set forth in Article 9 of the UCC.

“Investment Property” shall have the meaning set forth in Article 9 of the UCC.

“Letter of Credit Rights” shall have the meaning set forth in Article 9 of the UCC.

“Patent Licenses” means all agreements to which a Grantor is a party, whether written or oral, providing for the grant by or to any Grantor of any right under any Patent.

“Patents” means: (a) any and all patents and patent applications; (b) all inventions and improvements described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; (d) all rights to sue, and to collect damages or payments, for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

“Pledged Collateral” means all Instruments, Securities and other Investment Property of the Grantors, whether or not physically delivered to the Administrative Agent pursuant to this Security Agreement.

“Pledged Debt” shall mean all indebtedness for borrowed money owed to such Grantor by a Loan Party, whether or not evidenced by any Instrument described on Exhibit “D” under the heading “Pledged Debt”, issued by the obligors named therein and the instruments, if any, evidencing such any of the foregoing.

“Pledged Deposits” means all time deposits of money (other than Deposit Accounts and Instruments), whether or not evidenced by certificates, which a Grantor may from time to time designate as pledged to the Administrative Agent or to any Secured Party as security for any Secured Obligations, and all rights to receive interest on said deposits.

“Pledged Equity Interests” shall mean all Equity Interests other that any Excluded Security.

 “Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments or Pledged Deposits, and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.

“Registered” means issued by, registered with, renewed by, or the subject of a pending application before, the United States Copyright Office, the United States Patent and Trademark Office, any similar office or agency in any other jurisdiction, or any Internet domain name registrar.

“Section” means a numbered section of this Security Agreement, unless another document is specifically referenced.

“Security” shall have the meaning set forth in Article 8 of the UCC.

“Securities Account” has the meaning set forth in Article 8 of the UCC.

“Stock Rights” means any securities, dividends, instruments or other distributions and any other right or property which any Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any securities or other ownership interests in a corporation, partnership, joint venture or limited liability company constituting Collateral and any securities, any right to receive securities and any right to receive earnings, in which any Grantor now has or hereafter acquires any right, issued by an issuer of such securities.

“Supporting Obligation” shall have the meaning set forth in Article 9 of the UCC.

“Trade Secret Licenses” shall mean any and all agreements providing for the granting of any right in or to Trade Secrets (whether such Grantor is licensee or licensor thereunder).

“Trade Secrets” shall mean (a) all trade secret data, information, and know-how, whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret and (b) the right to sue, and to collect damages or payments, for past, present and future misappropriation or other violation of any Trade Secret.

“Trademark Licenses” means all agreements to which a Grantor is a party, whether written or oral, providing for the grant by or to any Grantor of any right under any Trademark.

“Trademarks” means:  (a) all trademarks, service marks, trade names, trade dress, trade styles, and other source identifiers, the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; (c) all rights to sue, and to collect damages or payments, for past, present, and future infringements of the foregoing; and (d) all rights corresponding to any of the foregoing throughout the world.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

GRANT OF SECURITY INTEREST

  2.1.           Grant of Security.  Subject to Section 2.2 hereof, each Grantor hereby pledges, assigns and grants to the Administrative Agent for the benefit of the Secured Parties a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under all of the following personal property and fixtures of such Grantor, in each case whether now owned or existing or hereafter acquired or arising and wherever located (all of which being hereinafter collectively referred to as the “Collateral”):

(a)	Accounts;
(b)	Chattel Paper;
(c)	Documents;
(d)	General Intangibles;
(e)	Inventory and Equipment;
(f)	Fixtures;
(g)	Instruments;
(h)	Intellectual Property and Intellectual Property Licenses;
(i)	Investment Property, Deposit Accounts and Securities Accounts;
(j)	Letter of Credit Rights;
(k)	Pledged Debt;
(l)	Pledged Equity Interests;
(m)	Commercial Tort Claims;
(n)	to the extent not otherwise included above, all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and
(o)	to the extent not otherwise included above, all proceeds (including Stock Rights), insurance proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

                 2.2            Certain Limited Exclusions.  (a) Notwithstanding anything herein to the contrary, in no event shall the Collateral include or the security interest granted under Section 2.1 hereof attach to (a) any lease, license, contract, agreement or other document or any Intellectual Property License to which any

Grantor is a party, and any of its rights or interest thereunder, if and to the extent that a security interest is prohibited by or in violation of, or would result in the abandonment, invalidation or unenforceability thereof, or would give any other party the right to terminate its obligations thereunder (whether expressly or otherwise under any (i) applicable law, rule or regulation applicable to such Grantor, or (ii) a term, provision or condition of any such lease, license, contract, agreement or other document or Intellectual Property License (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, however, that the Collateral shall include (and such security interest shall attach) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in (i) or (ii) above; provided, further, that the exclusions referred to in clause (a) of this Section 2.2 shall not include any proceeds of any such lease, license, contract or agreement; (b) any Excluded Security; (c)  any application for registration of a Trademark filed in the United States Patent and Trademark Office pursuant to 15 U.S.C. § 1051(b), but only to the extent that the grant of a security interest therein would result in the abandonment, invalidation or unenforceability of such application or rights thereunder and only until evidence of the use of such Trademark in commerce, as defined in 15 U.S.C. § 1127, is submitted to and accepted by the United States Patent and Trademark Office pursuant to 15 U.S.C. § 1051(c) or 1051(d), following which filing and acceptance all such applications shall automatically become Collateral; (d) assets owned by any Grantor on the date hereof or hereafter acquired and any proceeds thereof that are subject to a Lien permitted by Section 6.02(i) of the Credit Agreement to the extent and for so long as the contract or other agreement in which such Lien is granted (or the documentation relating thereto) validly prohibits the creation of any other Lien on such assets and proceeds (unless such contract or other agreement would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); or any property or shares of stock of a Person existing at the time such Person is acquired or merged with or into or consolidated with any Grantor that is subject to a Lien permitted by clause (j), (w) or (x) of Section 6.02 of the Credit Agreement to the extent and for so long as the contract or other agreement in which such Lien is granted (or the documentation relating thereto) validly prohibits the creation of any other Lien on such property (unless such contract or other agreement would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); (e) any Excluded Account or Excluded Asset, or (f) any property or assets in circumstances where the cost, burden or consequences (including adverse tax consequences) of obtaining or perfecting a security interest in such property or assets, as reasonably determined by the Administrative Agent by written notice to the Borrower, is excessive in relation to the practical benefit to the Secured Parties afforded thereby or where the grant of the security interest in such asset is prohibited by law, rule or regulation or requires any Necessary Regulatory Approval to make such grant, and such approval has not been obtained.

(b)            If the Governmental Authority having jurisdiction over any HMO Subsidiary, Insurance Subsidiary, Designated HMO Subsidiary or Designated Insurance Subsidiary determines that a pledge of the Equity Interests of such HMO Subsidiary, Insurance Subsidiary, Designated HMO Subsidiary or Designated Insurance Subsidiary, as applicable, hereunder constitutes or would constitute the acquisition of or a change of control with respect to such HMO Subsidiary, Insurance Subsidiary, Designated HMO Subsidiary or Designated Insurance Subsidiary or any subsidiary thereof as to which the prior approval of such Governmental Authority was required and not obtained or waived, then, immediately upon the relevant Pledgor’s receipt of written notice from such Governmental Authority of such determination and without any action on the part of the Administrative Agent, any Secured Party or any other Person, such pledge shall be rendered void ab initio and of no effect, at which time the Pledgor may cause such HMO Subsidiary, Insurance Subsidiary, Designated HMO Subsidiary or Designated Insurance Subsidiary to alter its share transfer records to reflect that the pledge has become void. Upon any such occurrence, (i) the Administrative Agent shall, at such Pledgor’s written request and expense, return all certificates representing such Equity Interest to such Pledgor and execute and deliver such documents as such Pledgor shall reasonably request to evidence such Pledgor’s retention of all rights in such Equity Interest and (ii) such Pledgor, if permitted, shall promptly, and the Administrative Agent, if permitted, may, submit a request to the relevant Governmental Authority for approval of the pledge of such shares by the Pledgor hereunder, with which the Pledgor and the relevant HMO Subsidiary, Insurance Subsidiary, Designated HMO Subsidiary or Designated Insurance Subsidiary shall fully cooperate, and, upon receipt of such approval, shall forthwith deliver to the Administrative Agent certificates representing all the outstanding Equity Interests in such HMO Subsidiary, Insurance Subsidiary, Designated HMO Subsidiary or Designated Insurance Subsidiary to be held as Collateral hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of the Initial Grantors represents and warrants to the Administrative Agent and the Secured Parties, and each Grantor that becomes a party to this Security Agreement pursuant to the execution of a Security Agreement Supplement in substantially the form of Annex I represents and warrants (after giving effect to supplements to each of the Exhibits hereto with respect to such subsequent Grantor as attached to such Security Agreement Supplement), that:

3.1.           Title, Authorization, Validity and Enforceability.  Such Grantor has good and valid rights in or the power to transfer the Collateral owned by it and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted under Section 4.1.4 hereof, and has full corporate, limited liability company or partnership, as applicable, power and authority to grant to the Administrative Agent the security interest in such Collateral pursuant hereto.  The execution and delivery by such Grantor of this Security Agreement have been duly authorized by proper corporate, limited liability company, limited partnership or partnership, as applicable, proceedings, and this Security Agreement constitutes a legal, valid and binding obligation of such Grantor and creates a security interest which is enforceable against such Grantor, except as enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) requirements of reasonableness, good faith and fair dealing.  When financing statements have been filed in the appropriate offices against such Grantor in the locations listed in Exhibit “E”, the Administrative Agent will have a fully perfected first priority security interest in the Collateral owned by such Grantor in which a security interest may be perfected by filing of a financing statement under the UCC, subject only to Liens permitted under Section 4.1.4 hereof.

3.2.           Conflicting Laws and Contracts.  Neither the execution and delivery by such Grantor of this Security Agreement, the creation and perfection of the security interest in the Collateral granted hereunder, nor compliance with the terms and provisions hereof will violate (i) any applicable law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Grantor, or (ii) such Grantor’s charter, articles or certificate of incorporation, partnership agreement or by-laws (or similar constitutive documents), or (iii) the provisions of any indenture, material instrument or material agreement to which such Grantor is a party or is subject, or by which it, or its property may be bound or affected, or conflict with or constitute a default thereunder, or result in or require the creation or imposition of any Lien in, of or on the property of such Grantor pursuant to the terms of any such indenture, instrument or agreement (other than any Lien of the Administrative Agent on behalf of the Secured Parties).

3.3.           Principal Location.  Exhibit “A” sets forth such Grantor’s mailing address and the location of its sole place of business (if it has only one) or its chief executive office (if it has more than one place of business).

3.4.           Property Locations.  As of the Effective Date and as of the date of the most recent update delivered pursuant to Section 4.10 hereof, the Inventory and Equipment of each Grantor are located solely at the locations of such Grantor described in Exhibit “A”.  All of said locations are owned by such Grantor except for locations (i) which are leased by such Grantor as lessee and designated in Part B of Exhibit “A” and (ii) at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment by such Grantor as designated in Part C of Exhibit “A”.

3.5.           No Other Names; Etc..  As of the Effective Date and as of the date of the most recent update delivered pursuant to Section 4.10 hereof, except as disclosed in Exhibit “A”,  (i) within the five-year period ending as of the date such Person becomes a Grantor hereunder, such Grantor has not conducted business under any other name, merged with or into or consolidated with any other Person, and (ii) such Person has not changed its jurisdiction of organization within the four (4) months prior to the date such Person became a Grantor.  The name in which such Grantor has executed this Security Agreement is the exact name as it appears in such Grantor’s organizational documents, as amended, as filed with such Grantor’s jurisdiction of organization as of the date such Person becomes a Grantor hereunder.

3.6.           Special Collateral.  As of the Effective Date and as of the date of the most recent update delivered pursuant to Section 4.10 hereof, except as set forth on Exhibit “B”, none of the Collateral constitutes, or is the proceeds of, (1) timber to be cut, or (2) aircraft, aircraft engines, satellites, ships or railroad rolling stock.

3.7.           Federal Employer Identification Number; State Organization Number; Jurisdiction of Organization.  Such Grantor’s federal employer identification number is, and if such Grantor is a registered organization, such Grantor’s State of organization, type of organization and State of organization identification number are, listed in Exhibit “G”.

3.8.           Pledged Securities and Other Investment Property.  As of the Effective Date and as of the date of the most recent update delivered pursuant to Section 4.10 hereof, Exhibit “D” sets forth a complete and accurate list of the Pledged Equity Interests, Pledged Debt, Instruments, Securities and other Investment Property constituting Collateral and delivered to the Administrative Agent.

  3.8.1        Subject to any transfers or dispositions made in compliance with the Credit Agreement, it is the record and beneficial owner of the Pledged Equity Interests free of all Liens other than Liens permitted pursuant to the Credit Agreement and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, any Pledged Equity Interests that might prohibit, impair, delay or otherwise affect in any manner material and adverse to the Secured Parties the pledge of such Pledged Equity Interests hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;

  3.8.2        Other than any Necessary Regulatory Approvals, no consent of any Person including any other general or limited partner, any other member of a limited liability,

company, any other shareholder or any other trust beneficiary is necessary in connection with the creation, perfection or first priority status of the security interest of the Administrative Agent in any Pledged Equity Interests or the exercise by the Administrative Agent of the voting or other rights provided for in this Security Agreement or the exercise of remedies in respect thereof except such as have been obtained; and

  3.8.3        As of the Effective Date and as of the date of the most recent update delivered pursuant to Section 4.10 hereof, except as set forth on Exhibit “D”, all of the Pledged Collateral constituting uncertificated Equity Interests is or represents interests that by their terms provide that they are not Securities.

3.9.           Intellectual Property.

  3.9.1        Exhibit “B” contains a complete and accurate listing as of the Effective Date of:  (i) all Registered Intellectual Property of each of the Grantors, and (ii) all Intellectual Property Licenses, except for licenses for commercially available, “off-the-shelf” software.  To the knowledge of each applicable Grantor, all of its United States Registered Intellectual Property is valid and subsisting and is recorded or is in the process of being recorded in, as applicable, the United States Copyright Office, the United States Patent and Trademark Office, or a similar state office or agency, in the name of such Grantor.

  3.9.2        To the knowledge of each Grantor, the Intellectual Property that it owns and is currently used in such Grantor’s business in any material respect is valid and enforceable and has not been abandoned or adjudged invalid or unenforceable in whole or in part, in each case except as could not be reasonably expected to result in a Material Adverse Effect.

  3.9.3        Each Grantor has good, marketable and exclusive title to, and the valid and enforceable power and right to sell, license, transfer, distribute, use and otherwise exploit, the Intellectual Property that it owns, in each case except as could not be reasonably expected to result in a Material Adverse Effect.

  3.9.4        Each Grantor has taken or caused to be taken steps so that none of its material Intellectual Property, the value of which to such Grantor is contingent upon maintenance of the confidentiality thereof, has, to the knowledge of such Grantor, been disclosed by such Grantor to any Person other than employees, contractors, customers, representatives and agents of the Grantor who are parties to customary confidentiality and nondisclosure agreements with the Grantor.

  3.9.5        Except as set forth on Exhibit “I”, to each Grantor’s knowledge, no Person has violated or infringed upon, or is currently violating or infringing upon, any of the Grantor’s rights in its Intellectual Property, or has breached or is breaching any duty or obligation owed to the Grantor in respect of its Intellectual Property, except where those violations, infringements, or breaches, individually or in the aggregate, could not be reasonably expected to result in a Material Adverse Effect.

  3.9.6        Except as set forth on Exhibit “J”, no Grantor has entered into, or is bound by, any settlement or consent, covenant not to sue, nonassertion assurance, or release that adversely affects its rights to own or use any Intellectual Property except as could not be reasonably expected to result in a Material Adverse Effect, in each case individually or in the aggregate.

  3.9.7       No Grantor has received any written notice that remains outstanding, nor, to the knowledge of any Grantor is any such notice threatened, challenging the validity, enforceability, or ownership of any of its Intellectual Property, except where those challenges could not be reasonably expected to result in a Material Adverse Effect.

  3.9.8      Each Grantor owns directly or is entitled to use, by license or otherwise, all Intellectual Property necessary for the conduct of such Grantor’s business as currently conducted, except as would not be reasonably expected to result in a Material Adverse Effect.

  3.9.9       Each Grantor uses adequate standards of quality in the manufacture, distribution, and sale of all products sold, and in the provision of all services rendered, under or in connection with the Trademarks owned by such Grantor, and each Grantor has taken commercially reasonable action to insure that all licensees, if any, of the Trademarks owned by such Grantor use such adequate standards of quality, in each case except where the failure to use adequate standards of quality could not be reasonably expected to result in a Material Adverse Effect.

  3.9.10    The consummation of the transactions contemplated by the Loan Documents will not result in the termination or material impairment of any Intellectual Property that any Grantor owns, except where such termination or impairment could not be reasonably expected to result in a Material Adverse Effect.

3.10.         Deposit Accounts and Securities Accounts.  As of the Effective Date and as of the date of the most recent update delivered pursuant to Section 4.10 hereof, all of such Grantor’s Deposit Accounts and Securities Accounts are listed on Exhibit “H”.

ARTICLE IV

COVENANTS

From the date of this Security Agreement and thereafter until this Security Agreement is terminated, each of the Initial Grantors agrees, and from and after the effective date of any Security Agreement Supplement applicable to any Grantor (and after giving effect to supplements to each of the Exhibits hereto with respect to such subsequent Grantor as attached to such Security Agreement Supplement) and thereafter until this Security Agreement is terminated each such subsequent Grantor agrees:

4.1.           General.

  4.1.1        Taxes.  Such Grantor will pay when due all taxes, assessments and governmental charges and levies upon the Collateral owned by such Grantor, except (i) those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP and with respect to which no Lien exists, and (ii) those which by reason of the amount involved or the remedies available to the taxing authority could not reasonably be expected to have a Material Adverse Effect.

  4.1.2       Financing Statements and Other Actions; Defense of Title.  Each Grantor hereby authorizes the Administrative Agent to file, and if requested will execute and deliver to the Administrative Agent, all financing statements describing the Collateral owned by such Grantor and other documents and take such other actions as may from time to time reasonably be requested by the Administrative Agent in order to maintain a first priority, perfected security interest in and, if applicable, Control of, the Collateral owned by such Grantor, subject to Liens permitted under Section 6.02 of the Credit Agreement, provided that nothing herein shall be deemed to constitute an agreement to subordinate any of the Liens of the Administrative Agent under the Loan Documents to any Liens otherwise permitted under Section 6.02 of the Credit Agreement.  Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Administrative Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure that the perfection of the security interest in the Collateral granted to the Administrative Agent herein, including, without limitation, describing such property as “all assets of the Debtor whether now owned or hereafter acquired and wheresoever located, including all accessions thereto and proceeds thereof.”  Each Grantor will take any and all actions necessary to defend title to the Collateral owned by such Grantor against all persons and to defend the security interest of the Administrative Agent in such Collateral and the priority thereof against any Lien not expressly permitted hereunder.

  4.1.3        Disposition of Collateral.  No Grantor will sell, lease or otherwise dispose of the Collateral owned by such Grantor except (i) in accordance with the Credit Agreement, (ii) until such time following the occurrence and during the continuation of an Event of Default as such Grantor receives a notice from the Administrative Agent instructing such Grantor to cease such transactions, sales or leases of Inventory in the ordinary course of business, and (iii) until such time as such Grantor receives a notice from the Administrative Agent pursuant to Article VII, proceeds of Inventory and Accounts collected in the ordinary course of business.

  4.1.4        Liens.  No Grantor will create, incur, or suffer to exist any Lien on the Collateral owned by such Grantor except Liens permitted pursuant to Section 6.02 of the Credit Agreement, provided, that nothing herein shall be deemed to constitute an agreement to subordinate any of the Liens of the Administrative Agent under the Loan Documents to any Liens otherwise permitted under Section 6.02 of the Credit Agreement.

  4.1.5        Change in Corporate Existence, Type or Jurisdiction of Organization, Location, Name.   Each Grantor will:

(i)	preserve its existence and corporate structure as in effect on the Effective Date except as otherwise permitted by the Credit Agreement;

(ii)	not change its jurisdiction of organization;

(iii)
not maintain its place of business (if it has only one) or its chief executive office (if it has more than one place of business) at a location other than a location specified in Exhibit “A” except as otherwise permitted by the Credit Agreement; and

(iv)
not (i) have any Inventory or Equipment or proceeds or products thereof (other than Inventory and proceeds thereof disposed of as permitted by Section 4.1.3 hereof) at a location other than a location specified in Exhibit “A”, (ii) change its name or taxpayer identification number or (iii) change its mailing address, in each case except as otherwise permitted by the Credit Agreement, unless, in each such case, such Grantor shall have given the Administrative Agent not less than thirty (30) days’ prior written notice of such event or occurrence and either (x) the Administrative Agent shall have determined that such event or occurrence will not adversely affect the validity, perfection or priority of the Administrative Agent’s security interest in the Collateral, or (y) such steps have been taken (with the cooperation of such Grantor to the extent necessary or advisable)

as are necessary or advisable to properly maintain the validity, perfection and priority of the Administrative Agent’s security interest in the Collateral owned by such Grantor.

  4.1.6        Other Financing Statements.  No Grantor will suffer to exist or authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral owned by such Grantor, except any financing statement authorized under Section 4.1.2 hereof.  Each Grantor acknowledges that, prior to the termination of this Security Agreement in accordance with Section 8.13 hereof, it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement filed in connection herewith without the prior written consent of the Administrative Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the UCC.

4.2.           Receivables.

  4.2.1        Certain Agreements on Receivables.  Other than in the ordinary course of business as generally conducted by such Grantor on or prior to the date hereof, following the occurrence and during the continuance of an Event of Default, no Grantor will make or agree to make any discount, credit, rebate or other reduction in the original amount owing on a Receivable or accept in satisfaction of a Receivable less than the original amount thereof.  Following the occurrence and during the continuance of an Event of Default, such Grantor may reduce the amount of Accounts in accordance with its present policies and in the ordinary course of business and as otherwise permitted under the Credit Agreement.

  4.2.2        Collection of Receivables.  Except as otherwise provided in this Security Agreement, each Grantor will continue to collect all amounts due or hereafter due to such Grantor under the Receivables owned by such Grantor and diligently exercise each material right it may have under any Receivable, in each case at its own expense, and it in connection with such collections and exercise such Grantor shall take such action as such Grantor may deem necessary or advisable.

4.3.           Instruments, Securities, Chattel Paper, Documents and Pledged Deposits.  Each Grantor will (i) deliver to the Administrative Agent immediately upon execution of this Security Agreement the originals of all Chattel Paper, Securities (to the extent certificated) and Instruments constituting Collateral (if any then exist), (ii) hold in trust for the Administrative Agent upon receipt and immediately thereafter deliver to the Administrative Agent any Chattel Paper, Securities and Instruments constituting Collateral, (iii) upon the designation of any Pledged Deposits (as set forth in the definition thereof), deliver to the Administrative Agent such Pledged Deposits which are evidenced by certificates included in the Collateral endorsed in blank, marked with such legends and assigned as the Administrative Agent shall specify, and (iv) upon the Administrative Agent’s request, after the occurrence and during the continuance of an Event of Default, deliver to the Administrative Agent (and thereafter hold in trust for the Administrative Agent upon receipt and immediately deliver to the Administrative Agent) any Document evidencing or constituting Collateral.

4.4.           Uncertificated Securities and Certain Other Investment Property.  Each Grantor will permit the Administrative Agent from time to time to cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities or other types of Investment Property not represented by certificates which are Collateral owned by such Grantor to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of Investment Property not represented by certificates and all rollovers and replacements therefor to reflect the Lien of the Administrative Agent granted pursuant to this Security Agreement.  To the extent requested by the Administrative Agent, each Grantor will use all commercially reasonable efforts, with respect to Investment Property constituting Collateral owned by such Grantor held with a financial intermediary, to cause such financial intermediary to enter into a control agreement with the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent.

4.5.           Stock and Other Ownership Interests.

  4.5.1       Changes in Capital Structure of Issuers.  Except as permitted in the Credit Agreement, no Grantor will (i) permit or suffer any issuer of privately held corporate securities or other ownership interests in a corporation, partnership, joint venture or limited liability company constituting Collateral owned by such Grantor to dissolve, liquidate, retire any of its capital stock or other Instruments or Securities evidencing ownership, reduce its capital or merge or consolidate with any other entity, or (ii) vote any of the Instruments, Securities or other Investment Property in favor of any of the foregoing except to the extent permitted under Section 6.05 of the Credit Agreement.

  4.5.2        Voting Rights.  Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have notified Parent that all Necessary Regulatory Approvals have been obtained and that the rights of the Grantors under this Section 4 are suspended:

(i)             each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to Instruments, Securities or other Investment Property or any part thereof included in the Collateral for any purpose permitted by the terms of this Security Agreement or the Credit Agreement; provided, that no Grantor shall exercise any such right, except as may be permitted under this Security Agreement or the Credit Agreement, if such action would materially and adversely affect the rights and remedies of any of the Administrative Agent or the other Secured Parties under this Security Agreement or the Credit Agreement or the ability of the Secured Parties to exercise the same; and

(ii)            Administrative Agent shall promptly execute and deliver (or cause to be executed and delivered) to each Grantor (after reasonable advance notice) all proxies, powers of attorney and other instruments as such Grantor may from time to time reasonably request for the purpose of enabling such Grantor to exercise the voting and other consensual rights when and to the extent it is entitled to exercise such rights pursuant to Section 4.5.2(i) above; and

  4.5.3        Upon the occurrence and during the continuation of an Event of Default, the receipt of all Necessary Regulatory Approvals and upon two (2) Business Days’ prior written notice from the Administrative Agent to Parent of the Administrative Agent’s intention to exercise such rights with respect to any Instruments, Securities or other Investment Property:

(i)             all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Administrative Agent who shall thereupon have the right to exercise such voting and other consensual rights; provided, that the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights; and

(ii)            in order to permit the Administrative Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Administrative Agent all proxies, dividend payment orders and other instruments as the Administrative Agent may from time to time reasonably request.

4.6.           Deposit Accounts.  Each Grantor will (i) upon the Administrative Agent’s request, use its commercially reasonable efforts to cause each bank or other financial institution in which it maintains (a) a Deposit Account (other than an Excluded Account) to enter into a control agreement with the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent in order to give the Administrative Agent Control of the Deposit Account or (b) other deposits (general or special, time or demand, provisional or final) to be notified of the security interest granted to the Administrative Agent hereunder and use its commercially reasonable efforts to cause each such bank or other financial institution to acknowledge such notification in writing and (ii) upon the Administrative Agent’s request after the occurrence and during the continuance of an Event of Default, use its commercially reasonable efforts to deliver to each such bank or other financial institution a letter, in form and substance reasonably acceptable to the Administrative Agent, transferring dominion and control over each such other deposit to the Administrative Agent until such time as no Event of Default exists.  In the case of deposits maintained with Lenders, the terms of such letter shall be subject to the provisions of the Credit Agreement regarding setoffs.

4.7.           Letter-of-Credit Rights.  Each Grantor will, upon the Administrative Agent’s request, use its commercially reasonable efforts to cause each issuer of a letter of credit, to consent to the assignment of proceeds of the letter of credit in order to give the Administrative Agent Control of the letter-of-credit rights to such letter of credit.

4.8.           Intellectual Property.

  4.8.1        If, after the date hereof, any Grantor obtains rights to any Registered Copyright, Patent, or Trademark  by assignment, or applies for registration of any new patentable invention, Trademark or Copyright in addition to the Patents, Trademarks and Copyrights described in Part C of Exhibit “B”, which are all of such Grantor’s Registered Patents, Trademarks and Copyrights as of the Effective Date, then such Grantor shall give the Administrative Agent notice thereof, as part of each compliance certificate provided to the Administrative Agent pursuant to the Credit Agreement), except that such notice shall not include any application for registration of a Trademark filed in the United States Patent and Trademark Office pursuant to 15 U.S.C. § 1051(b) until evidence of the use of such trademark or service mark in commerce, as defined in 15 U.S.C. § 1127, is submitted to and accepted by the United States Patent and Trademark Office pursuant to 15 U.S.C. § 1051(c) or 1051(d).  Each Grantor agrees promptly upon request by the Administrative Agent to execute and deliver to the Administrative Agent any supplement to this Security Agreement or any other document reasonably requested by the Administrative Agent to evidence such security interest in a form appropriate for recording in the applicable federal office.  Each Grantor also hereby authorizes the Administrative Agent to modify this Security Agreement unilaterally (i) by amending Part C of Exhibit “B” to include any future Patents, Trademarks and/or Copyrights of which the Administrative Agent receives notification from such Grantor pursuant hereto and (ii) by recording, in addition to and not in substitution for this Security Agreement, a duplicate original of this Security Agreement containing in Part C of Exhibit “B” a description of such future Patents, Trademarks and/or Copyrights.

  4.8.2       This Agreement is effective to create a valid and continuing security interest in the Grantors’ United States Copyrights, Patents, and Trademarks, and, upon filing a Confirmatory Grant of Security Interest in Copyrights, if any, with the United States Copyright Office, a Confirmatory Grant of Security Interest in Patents, if any, with the United States Patent and Trademark Office, and the Confirmatory Grant of Security Interest in Trademarks with the United States Patent and Trademark Office, and the filing of appropriate financing statements in the jurisdictions listed in Exhibit “E” hereto, all action necessary to perfect the security interest in, to and on each Grantor’s United States Copyrights, Patents, and Trademarks has been taken.

               4.9.           Commercial Tort Claims.  If, after the date hereof, any Grantor identifies the existence of a Commercial Tort Claim belonging to such Grantor that has arisen in the course of such Grantor’s business in addition to the Commercial Tort Claims described in Exhibit “F”, which are all of such Grantor’s Commercial Tort Claims as of the Effective Date, then such Grantor shall give the Administrative Agent prompt notice thereof, but in any event not less frequently than quarterly.  Each Grantor agrees promptly upon request by the Administrative Agent to execute and deliver to the Administrative Agent any supplement to this Security Agreement or any other document reasonably requested by the Administrative Agent to evidence the grant of a security interest therein in favor of the Administrative Agent.

4.10.         Updating of Exhibits to Security Agreement.  The Company will provide to the Administrative Agent, concurrently with the delivery of the certificate of a Financial Officer of the Company as required by Section 5.04(d) of the Credit Agreement, updated versions of the Exhibits to this Security Agreement (provided that if there have been no changes to any such Exhibits since the previous updating thereof required hereby, Parent shall indicate that there has been “no change” to the applicable Exhibit(s)).

ARTICLE V

REMEDIES

5.1.           Generally.

  5.1.1        If any Event of Default shall have occurred and be continuing and subject to the receipt of all Necessary Regulatory Approvals, the Administrative Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the Administrative Agent on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following rights and remedies separately, successively or simultaneously:

(i)
Those rights and remedies provided in this Security Agreement, the Credit Agreement, or any other Loan Document, provided that this clause (i) shall not be understood to limit any rights or remedies available to the Administrative Agent and the Secured Parties prior to an Event of Default.

(ii)
Those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement.

(iii)
Give notice of sole control or any other instruction under any Deposit Account Control Agreement or other control agreement with any securities intermediary and take any action therein with respect to such Collateral.

(iv)
Without notice except as specifically provided in Section 8.1 hereof or elsewhere herein, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at any Grantor’s premises of elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Administrative Agent may deem commercially reasonable.

(v)
Concurrently with written notice to the applicable Grantor, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Administrative Agent was the outright owner thereof.

  5.1.2        The Administrative Agent, on behalf of the Secured Parties, may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral, and such compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

  5.1.3        Subject to the receipt of all Necessary Regulatory Approvals, the Administrative Agent shall have the right upon any such public sale or sales in accordance with the UCC and, to the extent permitted by law, upon any such private sale or sales in accordance with the UCC, to purchase for the benefit of the Administrative Agent and the other Secured Parties, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption the Grantor hereby expressly releases.  Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

  5.1.4        Subject to the receipt of all Necessary Regulatory Approvals, until the Administrative Agent is able to effect a sale, lease, or other disposition of Collateral, the Administrative Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it reasonably deems appropriate for the purpose of preserving Collateral or its value or for any other purpose reasonably deemed appropriate by the Administrative Agent.  The Administrative Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Administrative Agent’s remedies (for the benefit of the Administrative Agent and other Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment.

  5.1.5        Notwithstanding the foregoing, neither the Administrative Agent nor any other Secured Party shall be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, any Grantor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Secured Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

  5.1.6        Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof in accordance with Section 5.1.1 above.  Each Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private.  The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit any Grantor or the issuer of the Pledged Collateral to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if the applicable Grantor and the issuer would agree to do so.

5.2.           Grantors’ Obligations Upon Event of Default.  Upon the request of the Administrative Agent after the occurrence, and during the continuance, of an Event of Default and subject to the receipt of all Necessary Regulatory Approvals, each Grantor will:

  5.2.1        Assembly of Collateral.  Assemble and make available to the Administrative Agent the Collateral and all records relating thereto at any place or places specified by the Administrative Agent.

  5.2.2       Secured Party Access.  Permit the Administrative Agent, by the Administrative Agent’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral, or the books and records relating thereto, or both, to remove all or any part of the Collateral, or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay the Grantor for such use and occupancy; provided that the Administrative Agent shall provide the applicable Grantor with reasonable notice thereof prior to such occupancy.

  5.2.3        Prepare and file, or cause an issuer of Pledged Collateral to prepare and file, with the Securities and Exchange Commission or any other applicable government agency, registration statements, a prospectus and such other documentation in connection with the Pledged Collateral as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent, and furnish to the Administrative Agent, or cause an issuer of Pledged Collateral to furnish to the Administrative Agent, any information regarding the Pledged Collateral in such detail as the Administrative Agent may reasonably specify.

  5.2.4        Take, or cause an issuer of Pledged Collateral to take, any and all actions necessary to register or qualify the Pledged Collateral to enable the Administrative Agent to consummate a public sale or other disposition of the Pledged Collateral.

5.3.           License.  The Grantors hereby grant the Administrative Agent a license or other right to use, following the occurrence and during the continuance of an Event of Default, without charge, each Grantor’s labels, Patents, Copyrights, Trade Secrets, Trademarks, customer lists and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral, and, following the occurrence and during the continuance of an Event of Default, such Grantor’s rights under all licenses and all franchise agreements shall inure to the Administrative Agent’s benefit.  In addition, each Grantor hereby irrevocably agrees that the Administrative Agent may, following the occurrence and during the continuance of an Event of Default, sell any of such Grantor’s Inventory directly to any person, including without limitation, persons who have previously purchased such Grantor’s Inventory from such Grantor, and, in connection with any such sale or other enforcement of the Administrative Agent’s rights under this Security Agreement, to the extent of any Grantor’s rights in such Trademark or Copyright, may sell Inventory which bears any Trademark owned by or licensed to such Grantor and any Inventory that is covered by any Copyright owned by or licensed to such Grantor and the Administrative Agent may finish any work in process and affix any Trademark owned by or licensed to such Grantor and sell such Inventory as provided herein.

ARTICLE VI

WAIVERS, AMENDMENTS AND REMEDIES

No delay or omission of the Administrative Agent or any Secured Party to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Event of Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy.  No waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by the Administrative Agent and each Grantor, and then only to the extent in such writing specifically set forth, provided that the addition of any Subsidiary as a Grantor hereunder by execution of a Security Agreement Supplement in the form of Annex I (with such modifications as shall be acceptable to the Administrative Agent) shall not require receipt of any consent from or execution of any documentation by any other Grantor party hereto.  All rights and remedies contained in this Security Agreement or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Secured Parties until the Secured Obligations have been paid in full.

ARTICLE VII

PROCEEDS; COLLECTION OF RECEIVABLES

7.1.           Collection of Receivables.  The Administrative Agent may, in connection with the exercise of remedies hereunder, at any time following the occurrence and during the continuance of an Event of Default, by giving each Grantor written notice, elect to require that the Receivables be paid directly to the Administrative Agent for the benefit of the Secured Parties.  In such event, each Grantor shall, and shall permit the Administrative Agent to, promptly notify the account debtors or obligors under the Receivables owned by such Grantor of the Administrative Agent’s interest therein and direct such account debtors or obligors to make payment of all amounts then or thereafter due under such Receivables directly to the Administrative Agent.  Upon receipt of any such notice from the Administrative Agent, each Grantor shall thereafter hold in trust for the Administrative Agent, on behalf of the Secured Parties, all amounts and proceeds received by it with respect to the Receivables and immediately and at all times thereafter deliver to the Administrative Agent all such amounts and proceeds in the same form as so received, whether by cash, check, draft or otherwise, with any necessary endorsements.  The Administrative Agent shall hold and apply funds so received as provided by the terms of Sections 7.2 and 7.3 hereof.

7.2.           Special Collateral Account.  If an Event of Default has occurred and is continuing, the Administrative Agent may require all cash proceeds of the Collateral to be deposited in a special non-interest bearing cash collateral account with the Administrative Agent and held there as security for the Secured Obligations.  No Grantor shall have any control whatsoever over said cash collateral account.  If no Event of Default is continuing, the Administrative Agent shall deposit the collected balances in said cash collateral account into the applicable Grantor’s general operating account with the Administrative Agent.  If any Event of Default has occurred and is continuing, the Administrative Agent may (and shall, at the direction of the Required Lenders), from time to time upon prior notice to the Grantors, apply the collected balances in said cash collateral account to the payment of the Secured Obligations whether or not the Secured Obligations shall then be due.

7.3.           Application of Proceeds.  The proceeds of the Collateral shall be applied by the Administrative Agent to payment of the Secured Obligations as provided under Section 2.18 of the Credit Agreement.

ARTICLE VIII

GENERAL PROVISIONS

8.1.           Notice of Disposition of Collateral; Condition of Collateral.  The Administrative Agent shall give the applicable Grantors at least 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral.  Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange.  Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale.  The Administrative Agent shall have no obligation to clean up or otherwise prepare the Collateral for sale.

8.2.           Limitation on Administrative Agent’s and other Secured Parties’ Duty with Respect to the Collateral.  The Administrative Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Administrative Agent and each other Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control.  Neither the Administrative Agent nor any other Secured Party shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Administrative Agent or such other Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. Without limitation upon the foregoing, nothing contained in this Section 8.2 shall be construed to grant any rights to any Grantor or to impose any duties on the Administrative Agent that would not have been granted or imposed by this Security Agreement or by applicable law in the absence of this Section 8.2.

8.3.           Compromises and Collection of Collateral.  Each Grantor and the Administrative Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable.  In view of the foregoing, each Grantor agrees that the Administrative Agent may at any time and from time to time, if an Event of Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Administrative Agent in its reasonable discretion shall determine or abandon any Receivable, and any such action by the Administrative Agent shall be commercially reasonable so long as the Administrative Agent acts in good faith based on information known to it at the time it takes any such action.

8.4.           Secured Party Performance of Grantor’s Obligations.  Without having any obligation to do so, the Administrative Agent may perform or pay any obligation which any Grantor has agreed to perform or pay in this Security Agreement and such Grantor shall reimburse the Administrative Agent for any reasonable amounts paid by the Administrative Agent pursuant to this Section 8.4.  Each Grantor’s obligation to reimburse the Administrative Agent pursuant to the preceding sentence shall be a Secured Obligation payable on demand.

8.5.           Authorization for Secured Party to Take Certain Action.  Subject to the receipt of all Necessary Regulatory Approvals, each Grantor irrevocably authorizes the Administrative Agent at any time and from time to time in the sole discretion of the Administrative Agent and appoints the Administrative Agent as its attorney in fact (i) to execute on behalf of such Grantor as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral, (ii) if an Event of Default has occurred and is continuing, to indorse and collect any cash proceeds of the Collateral, (iii) to file a carbon, photographic or other reproduction of this Security Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral, (iv) upon two (2) Business Day’s prior notice to Parent, to contact and enter into one or more agreements with the issuers of uncertificated securities which are Collateral owned by such Grantor and which are Securities or with financial intermediaries holding other Investment Property as may be necessary or advisable to give the Administrative Agent Control over such Securities or other Investment Property, (v) subject to the terms of Section 4.1.3 hereof, if an Event of Default has occurred and is continuing to enforce payment of the Instruments, Accounts and Receivables in the name of the Administrative Agent or such Grantor, (vi) if an Event of Default has occurred and is continuing, to apply the proceeds of any Collateral received by the Administrative Agent to the Secured Obligations as provided in Article VII and (vii) if an Event of Default has occurred and is continuing, to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted hereunder or under any other Loan Document), and each Grantor agrees to reimburse the Administrative Agent on demand for any reasonable payment made or any reasonable expense incurred by the Administrative Agent in connection therewith, provided that this authorization shall not relieve any Grantor of any of its obligations under this Security Agreement or under the Credit Agreement.

8.6.           Specific Performance of Certain Covenants.  Each Grantor acknowledges and agrees that a breach of any of the covenants contained in Sections 4.1.3, 4.1.4, 4.3, 5.2, or 8.8 or in Article VII hereof will cause irreparable injury to the Administrative Agent and the Secured Parties, that the Administrative Agent and Secured Parties have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of the Administrative Agent or the Secured Parties to seek and obtain specific performance of other obligations of the Grantors contained in this Security Agreement, that the covenants of the Grantors contained in the Sections referred to in this Section 8.6 shall be specifically enforceable against the Grantors.

8.7.           Use and Possession of Certain Premises.  Following the occurrence and during the continuance of an Event of Default and subject to the receipt of all Necessary Regulatory Approvals, the Administrative Agent shall be entitled to occupy and use any premises owned or leased by the Grantors where any of the Collateral or any records relating to the Collateral are located until the Secured Obligations are paid or the Collateral is removed therefrom, whichever first occurs, without any obligation to pay any Grantor for such use and occupancy.

8.8.           Dispositions Not Authorized.  No Grantor is authorized to sell or otherwise dispose of the Collateral except as set forth in Section 4.1.3 hereof and notwithstanding any course of dealing between any Grantor and the Administrative Agent or other conduct of the Administrative Agent, no authorization to sell or otherwise dispose of the Collateral (except as set forth in Section 4.1.3 hereof) shall be binding upon the Administrative Agent or the Secured Parties unless such authorization is in writing signed by the Administrative Agent with the consent or at the direction of the Required Lenders.

8.9.           Reinstatement.  This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

8.10.         Benefit of Agreement.  The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of the Grantors, the Administrative Agent and the Secured Parties and their respective successors and assigns (including all persons who become bound as a debtor to this Security Agreement), except that the Grantors shall not have the right to assign their rights or delegate their obligations under this Security Agreement or any interest herein, without the prior written consent of the Administrative Agent.  No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Secured Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, hereunder.

8.11.         Survival of Representations.  All representations and warranties of the Grantors contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.

8.12.         Taxes.  Any taxes (including income taxes) payable or ruled payable by a Federal or State authority in respect of this Security Agreement shall be paid by the Grantors, together with interest and penalties, if any.

8.13.         Headings.  The title of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.

8.14.         Termination.  This Security Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Secured Obligations outstanding) until (i) any and all commitments to extend credit under the Loan Documents have terminated, and the Credit Agreement has terminated pursuant to its express terms and (ii) all of the Secured Obligations (other than Unliquidated Obligations) have been paid in full in cash and performed in full (or with respect to any outstanding Letters of Credit, a cash deposit or backup Letter of Credit has been delivered to the Administrative Agent as required by the Credit Agreement) and no commitments of the Administrative Agent or the Secured Parties which would give rise to any Obligations are outstanding.

8.15.         Entire Agreement.  This Security Agreement embodies the entire agreement and understanding between the Grantors and the Administrative Agent relating to the Collateral and supersedes all prior agreements and understandings among the Grantors and the Administrative Agent relating to the Collateral.

8.16.         Governing Law; Jurisdiction; Waiver of Jury Trial.

  8.16.1     THIS SECURITY AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

  8.16.2     Each Grantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Security Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each Grantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each Grantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Security Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Security Agreement or any other Loan Document against any Grantor or its properties in the courts of any jurisdiction.

  8.16.3     Each Grantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Security Agreement or any other Loan Document in any court referred to in Section 8.16.2 hereof.  Each Grantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

  8.16.4     Each party to this Security Agreement irrevocably consents to service of process in the manner provided for notices in Article IX of this Security Agreement, and each of the Grantors hereby appoints Parent as its agent for service of process.  Nothing in this Security Agreement or any other Loan Document will affect the right of any party to this Security Agreement to serve process in any other manner permitted by law.

  8.16.5     WAIVER OF JURY TRIAL.  EACH GRANTOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH GRANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER GRANTOR HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER GRANTOR WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER GRANTORS HAVE BEEN INDUCED TO ENTER INTO THIS SECURITY AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.17.         Subordination of Intercompany Indebtedness.  To the extent permitted by applicable law or regulation, each Grantor agrees that any and all claims of such Grantor against any other Grantor (each an “Obligor”) with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Secured Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Secured Obligations, provided that, and not in contravention of the foregoing, so long as no Event of Default has occurred and is continuing, such Grantor may make loans to and receive payments in the ordinary course of business with respect to such Intercompany Indebtedness from each such Obligor to the extent not prohibited by the terms of this Security Agreement and the other Loan Documents.  Notwithstanding any right of any Grantor to ask, demand, sue for, take or receive any payment from any Obligor, all rights, liens and security interests of such Grantor, whether now or hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Secured Parties and the Administrative Agent in those assets.  No Grantor shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until this Security Agreement has terminated in accordance with Section 8.14 hereof.  If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Obligor is dissolved, or if substantially all of the assets of any such Obligor are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any Indebtedness of any Obligor to any Grantor (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Secured Obligations, due or to become due, until such Secured Obligations (other than contingent indemnity obligations) shall have first been fully paid and satisfied (in cash).  Should any payment, distribution, security or instrument or proceeds thereof be received by the applicable Grantor upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the termination of this Security Agreement in accordance with Section 8.14 hereof, such Grantor shall receive and hold the same in trust, as trustee, for the benefit of the Secured Parties and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Secured Parties, in precisely the form received (except for the endorsement or assignment of the Grantor where necessary), for application to any of the Secured Obligations, due, and, until so delivered, the same shall be held in trust by the Grantor as the property of the Secured Parties.  If any such Grantor fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees is irrevocably authorized to make the same.  Each Grantor agrees that until the termination of this Security Agreement in accordance with Section 8.14 hereof, no Grantor will assign or transfer to any Person (other than the Administrative Agent or Parent or another Grantor) any claim any such Grantor has or may have against any Obligor.

8.18.         Severability.  Any provision in this Security Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Security Agreement are declared to be severable.

8.19.         Counterparts.  This Security Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Security Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Security Agreement.

ARTICLE IX

NOTICES

9.1.           Sending Notices.  Any notice required or permitted to be given under this Security Agreement shall be sent (and deemed received) in the manner and to the addresses set forth in Section 9.01 of the Credit Agreement.  Any notice delivered to Parent shall be deemed to have been delivered to all of the Grantors.

9.2.           Change in Address for Notices.  Each of the Grantors, the Administrative Agent and the Lenders may change the address for service of notice upon it by a notice in writing to the other parties.

ARTICLE X

THE ADMINISTRATIVE AGENT

JPMorgan Chase Bank, N.A. has been appointed Administrative Agent for the Secured Parties hereunder pursuant to Article VIII of the Credit Agreement.  It is expressly understood and agreed by the parties to this Security Agreement that any authority conferred upon the Administrative Agent hereunder is subject to the terms of the delegation of authority made by the Secured Parties to the Administrative Agent pursuant to the Credit Agreement, and that the Administrative Agent has agreed to act (and any successor Administrative Agent shall act) as such hereunder only on the express conditions contained in such Article VIII.  Any successor Administrative Agent appointed pursuant to Article VIII of the Credit Agreement shall be entitled to all the rights, interests and benefits of the Administrative Agent hereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Grantors and the Administrative Agent have executed this Security Agreement as of the date first above written.

WELLCARE HEALTH PLANS, INC. By: /s/ Thomas L. Tran Name: Thomas L. Tran Title: Senior Vice President and Chief Financial Officer	THE WELLCARE MANAGEMENT GROUP, INC. By: /s/ Thomas L. Tran Name: Thomas L. Tran Title: Treasurer and Chief Financial Officer

WCG HEALTH MANAGEMENT, INC. By: /s/ Thomas L. Tran Name: Thomas L. Tran Title: Treasurer and Chief Financial Officer	HARMONY BEHAVIORAL HEALTH, INC. By: /s/ Thomas L. Tran Name: Thomas L. Tran Title: Treasurer and Chief Financial Officer

HARMONY BEHAVIORAL HEALTH IPA, INC. By: /s/ Thomas L. Tran Name: Thomas L. Tran Title: Treasurer and Chief Financial Officer	COMPREHENSIVE HEALTH MANAGEMENT, INC. By: /s/ Thomas L. Tran Name: Thomas L. Tran Title: Treasurer and Chief Financial Officer

HARMONY HEALTH SYSTEMS, INC. By: /s/ Thomas L. Tran Name: Thomas L. Tran Title: Treasurer and Chief Financial Officer	WELLCARE PHARMACY BENEFITS MANAGEMENT, INC. By: /s/ Thomas L. Tran Name: Thomas L. Tran Title: Treasurer and Chief Financial Officer

WELLCARE SPECIALTY PHARMACY, INC. By: /s/ Thomas L. Tran Name: Thomas L. Tran Title: Treasurer and Chief Financial Officer

Signature Page to Pledge and Security Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By: /s/ Robert L. Mendoza
Name: Robert L. Mendoza
Title: Senior Vice President

Signature Page to Pledge and Security Agreement